EXHIBIT 1

ITEM 7 INFORMATION

Of the 26,159,531 common shares being reported on by Mosel Vitelic Inc., as a parent holding company, 25,927,840 common shares of ChipMOS TECHNOLOGIES (Bermuda) LTD. are owned by Giant Haven Investment Limited, a British Virgin Islands corporation, which is a wholly owned subsidiary of Mosel Vitelic Inc., and 231,691 common shares of ChipMOS TECHNOLOGIES (Bermuda) LTD. are owned by Mou-Fu Investment Ltd., a 99.99% owned subsidiary of Dai-Gin Investment Ltd., a limited liability company incorporated under the laws of the Republic of China. Dai-Gin is a 99.99% owned subsidiary of Mosel Vitelic Inc.